Exhibit 10.63

KID BRANDS, INC.

STOCK OPTION AGREEMENT

Date of Grant:             , 20

STOCK OPTION AGREEMENT (the “Agreement”), dated as of the date set forth above, between Kid Brands, Inc., a New Jersey corporation (the “Company”), and the individual whose name appears on the signature page hereof (the “Optionee”).

1.	Confirmation of Grant; Exercise Price. The Company hereby confirms the grant to the Optionee, effective as of the date set forth above, of stock options (the “Options”) to purchase shares of the Common Stock, stated value $0.10 per share, of the Company (“Common Stock”) at an exercise price of $ per share (the “Exercise Price”). The Options granted hereunder are issued under and subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan (the “Plan”), which is incorporated into this Agreement by reference, and the terms and provisions of this Agreement. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. The Optionee acknowledges receipt of a copy of the Plan. The Options granted hereunder are intended to be non-qualified stock options.

2.	Vesting and Exercisability. Except as provided in Sections 3 below (or pursuant to Section 14 of the Plan), the Options shall vest and become exercisable ratably over years ( % per year), commencing on the first anniversary of the Date of Grant. In no event may a vested portion of the Options be exercised later than 10 years from the Date of the Grant, however, the term of exercisability of a vested portion of the Options shall be subject to the provisions of Section 3 below and Section 14 of the Plan. When a portion of the Options are no longer exercisable, they shall be deemed to have lapsed and terminated.

3.	Termination.

(a)	Disability, Death or Retirement. Notwithstanding Item 2 above, if the Optionee: (A) becomes Disabled, or (B) dies while employed by a Participating Company, his or her outstanding unexercised Options, whether or not vested and/or exercisable on the date of the applicable event, shall become fully vested and exercisable, and may be exercised by the Optionee, or his or her legal representative, estate, legatee(s) or permitted transferee(s), as applicable, for up to one year after the date of such Optionee’s Disability or death, as applicable, or the remaining term of the Options, whichever period is shorter. Notwithstanding Item 2 above, if the Optionee Retires, his or her outstanding unexercised Options, to the extent vested and exercisable on the date of such Retirement, may be exercised by the Optionee for up to one year after the date of his or her Retirement or the remaining term of the Options, whichever period is shorter.

(b)	Other Termination. Notwithstanding Item 2 above, if the Optionee’s employment with a Participating Company terminates for any reason other than Disability, death or Retirement, his or her outstanding unexercised Options will be cancelled and deemed terminated as of the date of termination; provided, however, that if the Optionee’s employment is terminated by a Participating Company for reasons other than Cause, his or her outstanding unexercised Options, to the extent vested and exercisable on the date of termination, may be exercised within 90 days after such termination, or the remaining term of the Option, whichever period is shorter.

4.	Exercise.

(a)	The Options shall be exercised by giving written notice of exercise to the Chief Financial Officer of the Company at the Company’s principal executive office, which notice shall specify the number of shares of Common Stock to be purchased. The exercise price of the Options shall be paid in cash or, in the sole discretion of the Committee, (a) by the delivery of shares of Common Stock of the Company then owned by the Optionee, (b) by directing the Company to withhold shares otherwise deliverable upon exercise to satisfy the exercise price, or (c) by delivery of a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price, as long as such transaction is not impermissible under Section 13(k) of the Exchange Act (Section 402 of the Sarbanes-Oxley Act of 2002). To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan.

(b)	The Options may be exercised only with respect to full shares of Common Stock. Notwithstanding any other provision of this Agreement, the Options may not be exercised in whole or in part: (i) unless all requisite approvals and consents of any governmental authority of any kind having jurisdiction over the exercise of the Options shall have been secured, and (ii) unless the issuance of shares of Common Stock upon the exercise of the Options shall be exempt from registration under applicable U.S. federal and state securities laws, and applicable non-U.S. securities laws, or the shares of Common Stock shall have been registered under such laws. As a condition to the exercise of this Options, the Company may require the Optionee to make any representation and warranty to the Company as may be required by applicable laws, rules or regulations.

5.	Adjustments.

The Options and this Agreement are subject to, and governed by, the provisions of Section 14 (Dilution and Other Adjustments) of the Plan.

6.	Authority of Committee. Subject to the limitations set forth in the Plan, the Committee is vested with absolute discretion and authority to interpret the Plan and make all determinations necessary or advisable for the administration thereof. Any determination of the Committee in the administration of the Plan, as described therein, shall be final, conclusive and binding upon the Optionee and any person claiming under or through the Optionee, including, without limitation, as to any adjustments pursuant to Section 14 of the Plan.

7.	Transferability. The Options shall not be transferable except by will or by the laws of descent or distribution and shall be exercisable, during the Optionee’s lifetime, subject to the provisions of Section 3, only by the Optionee. Notwithstanding the foregoing, the Committee in its sole discretion may permit the transferability of the Options by the Optionee to a member of his/her Immediate Family or trusts for the benefit of such persons, or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons. The Optionee acknowledges and agrees that a violation of this Section 7 will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, the Optionee agrees that the Company shall be entitled to an injunction, restraining order or other equitable relief, without the posting of any bond, to prevent the breach of this Section 7 and to enforce the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

8.	No Right to Continued Employment. Nothing contained in the Plan or this Agreement shall confer upon the Optionee any right with respect to continuance of employment or service by any Participating Company nor limit in any way the right of any Participating Company to terminate or modify the employment or retention of the Optionee at any time, with or without Cause. By accepting the Options, the Optionee expressly acknowledges that there is no obligation on the part of any Participating Company to continue the Plan and/or grant any additional Awards to the Optionee.

9.	No Rights as Shareholder. The Optionee shall have no voting or other rights as a stockholder of the Company with respect to the shares of Common Stock underlying the Options until the exercise of the Options and the issuance of a certificate or certificates to him or her for shares of Common Stock in respect thereof. No adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

10.	Limitations on Delivery of Certificates. The Company shall not be required to issue or deliver a certificate for Common Stock hereunder unless the issuance and/or delivery of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the requirements of the exchanges, if any, on which the Company’s shares of Common Stock may, at that time, be listed.

11.	Disposition of Common Stock. Notwithstanding anything contained in the Plan or herein to the contrary, in the event that the disposition of any shares of Common Stock acquired pursuant to the exercise of all or a portion of the Options is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The certificates (or book entries) evidencing any of such shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

12.	Withholding. Whenever any portion of the Options are exercised, the Optionee shall be required to remit to the applicable Participating Company an amount sufficient to satisfy the employer’s statutory U.S. federal, state and local and non-U.S. tax withholding requirements with respect thereto (“Withholding Taxes”). Such remittance may be required prior to the issuance of any shares of Common Stock to the Optionee. Notwithstanding the foregoing, the Committee may, in its sole discretion, in lieu of all or any portion of a cash payment in respect of Withholding Taxes, permit the Optionee to elect to have the Company withhold Common Stock (or allow the return of Common Stock) having an aggregate Fair Market Value, determined on the date the obligation to withhold or pay such taxes arises, equal to the amount (or portion thereof) required to be withheld. Any fraction of a share of Common Stock which would be required to satisfy the Optionee’s Withholding Tax obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee.

13.	Miscellaneous.

(a) Notices. All notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other party):

if to the Company, to it at:

Kid Brands, Inc.

One Meadowlands Plaza, 8th Floor

East Rutherford, New Jersey 07073

Attention:    Secretary

Fax no.:

E-mail address:

if to the Optionee, to the Optionee at the address set forth on the signature page hereof.

Any notice given (i) after 5:00 p.m. local time on any business day or (ii) on a day that is not a business day, will be deemed to have been given on the next following business day.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c) Amendment. The Committee may at any time alter or amend this Agreement to the extent permitted by the Plan and applicable law. No amendment to this Agreement which reduces the Options’ Exercise Price shall be effective unless it is approved by the shareholders of the Company. No termination, suspension, modification or amendment of the Plan or this Agreement shall impair or adversely affect any right acquired by the Optionee or such Optionee’s permitted transferee before the date of termination, suspension, modification or amendment unless the consent of the Optionee or transferee is obtained. It is conclusively presumed that any adjustment for changes in capitalization provided for in Section 14 of the Plan does not adversely affect any right of the Optionee or such transferee.

(d) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Optionee without the prior written consent of the Company.

(e) Additional Limitations. The Optionee may be required to comply with any timing or other restrictions with respect to the exercise of the Options, including a window period limitation, as may be imposed in the sole discretion of the Committee.

(f) Applicable Law. To the extent the federal laws of the United Stated do not otherwise control, this Agreement shall be governed by and construed in accordance with the law of the State of New Jersey, regardless of conflicts of law principles thereof.

(g) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(h) Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Signatures by facsimile (including in pdf format) will be deemed to be original signatures for all purposes hereunder.

(i) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(j) Share Certificates. All references to shares of Common Stock or certificates in this Agreement shall refer to either shares represented by certificates or uncertificated shares, and no such reference shall be construed to require certificated shares or to grant additional or different rights or obligations as between the holders of certificated and uncertificated shares of the Company.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the date first above written.

KID BRANDS, INC.

BY:

OPTIONEE

Address of Optionee:

Fax No:

E-Mail: